Exhibit 99.3

Risks Factors Related to Innovate/Protect, Inc. (“Innovate/Protect”)

Innovate/Protect’s limited operating history makes it difficult to evaluate its current business and future prospects.

Innovate/Protect is a development stage company and has generated no revenue to date and has only incurred expenses. Innovate/Protect was incorporated in June 2011, at which time it acquired its first and only patent assets. To date, Innovate/Protect’s business has consisted entirely of prosecution of the Litigation. Innovate/Protects’s efforts to license existing patents and develop new patents are still in development. Therefore, Innovate/Protect not only has a very limited operating history, but also a very limited track record in executing its business model which includes, among other things, creating, prosecuting, licensing, litigating or otherwise monetizing its patent assets. Innovate/Protect limited operating history makes it difficult to evaluate its current business model and future prospects.

In light of the costs, uncertainties, delays and difficulties frequently encountered by companies in the early stages of development with no operating history, there is a significant risk that Innovate/Protect will not be able to:

•	implement or execute its current business plan, or demonstrate that its business plan is sound; and/or

•	raise sufficient funds in the capital markets to effectuate its business plan.

If Innovate/Protect cannot execute any one of the foregoing or similar matters relating to its operations, its business may fail.

Innovate/Protect is presently reliant exclusively on the patent assets it acquired at its formation. If Innovate/Protect is unable to license or otherwise monetize such assets and generate revenue and profit through those assets or by other means, there is a significant risk that Innovate/Protect’s business would fail.

At Innovate/Protect’s formation in June 2011, Innovate/Protect acquired a portfolio of patent assets from Lycos that Innovate/Protect plans to license or otherwise monetize. If Innovate/Protect’s efforts to generate revenue from such assets fail, Innovate/Protect will have incurred significant losses and may be unable to acquire additional assets. If this occurs, Innovate/Protect’s business would likely fail.

Innovate/Protect has commenced legal proceedings against the owners of certain online search engines and other companies, and Innovate/Protect expects such litigation to be time-consuming and costly, which may adversely affect Innovate/Protect’s financial condition and its ability to operate its business.

To license or otherwise monetize the patent assets Innovate/Protect acquired from Lycos, Innovate/Protect has commenced legal proceedings against the owners of online search engines and other companies (including AOL, Inc., Google, Inc., IAC Search & Media, Inc., Gannett Company, Inc., and Target Corporation) pursuant to which Innovate/Protect alleges that such companies infringe on one or more of Innovate/Protect’s patents. Innovate/Protect’s viability is highly dependent on the outcome of this litigation, and there is a risk that Innovate/Protect may be unable to achieve the results it desires from such litigation, which failure would harm Innovate/Protect’s business to a great degree. In addition, the defendants in this litigation are much larger than Innovate/Protect and have substantially more resources than Innovate/Protect does, which could make Innovate/Protect’s litigation efforts more difficult.

Innovate/Protect anticipates that these legal proceedings may continue for several years and may require significant expenditures for legal fees and other expenses. Disputes regarding the assertion of patents and other intellectual property rights are highly complex and technical. Once initiated, Innovate/Protect may be forced to litigate against others to enforce or defend Innovate/Protect’s intellectual property rights or to determine the validity and scope of other parties’ proprietary rights. The defendants or other third parties involved in the lawsuits in which Innovate/Protect is involved may allege defenses and/or file counterclaims in an effort to avoid or limit liability and damages for patent infringement. If such defenses or counterclaims are successful, they may preclude Innovate/Protect’s ability to derive licensing revenue from the patents. A negative outcome of any such litigation, or one or more claims contained within any such litigation, could materially and adversely impact Innovate/Protect’s business. Additionally, Innovate/Protect anticipates that its legal fees and other expenses will be material and will negatively impact Innovate/Protect’s financial condition and results of operations and may result in its inability to continue its business. Innovate/Protect estimates that its legal fees over the next twelve months will be approximately $2.9 million. Expenses thereafter are dependent on the outcome of the Litigation; in the event the case is appealed, legal fees over the course of the subsequent twelve months would be approximately $1.2 million. Innovate/Protect’s failure to monetize its patent assets would significantly harm its business.

While Innovate/Protect believes that the patents acquired from Lycos are infringed by the defendants in the Litigation, there is a risk that a court will find the patents invalid, not infringed or unenforceable and/or that the US Patent Office will either invalidate the patents or materially narrow the scope of their claims during the course of a re-examination. In addition, even with a positive trial court verdict, the patent may be invalidated, found not infringed or rendered unenforceable on appeal. This risk may occur either presently in Innovate/Protect’s initial litigation or from time to time in connection with future litigations Innovate/Protect may bring. If this were to occur, it would have a material adverse effect on the viability of its company and its operations.

Innovate/Protect believes that certain online search engines infringe on at least two of its patents, but recognizes that obtaining and collecting a judgment against such infringers may be difficult or impossible. Patent litigation is inherently risky and the outcome is uncertain. Some of the parties Innovate/Protect believes infringe on Innovate/Protect’s patents are large and well-financed companies with substantially greater resources than Innovate/Protect. Innovate/Protect believes that these parties would devote a substantial amount of resources in an attempt to avoid or limit a finding that they are liable for infringing Innovate/Protect’s patents or, in the event liability is found, to avoid or limit the amount of associated damages. In addition there is a risk that these parties may file re-examinations or other proceedings with the USPTO or other government agencies in an attempt to invalidate, narrow the scope or render unenforceable the patents Innovate/Protect acquired from Lycos.

At this time, Innovate/Protect cannot predict the outcome of such potential litigation or administrative action, and if Innovate/Protect is unsuccessful in its litigation efforts for any reason, Innovate/Protect’s business would be significantly harmed.

Moreover, in connection with any of Innovate/Protect’s present or future patent enforcement actions, it is possible that a defendant may request and/or a court may rule that Innovate/Protect has violated statutory authority, regulatory authority, federal rules, local court rules, or governing standards relating to the substantive or procedural aspects of such enforcement actions. In such event, a court may issue monetary sanctions against Innovate/Protect or its operating subsidiaries or award attorneys’ fees and/or expenses to one or more defendants, which could be material, and if Innovate/Protect or its subsidiaries are required to pay such monetary sanctions, attorneys’ fees and/or expenses, such payment could materially harm Innovate/Protect’s operating results and its financial position.

In addition, it is difficult in general to predict the outcome of patent enforcement litigation at the trial level. There is a higher rate of appeals in patent enforcement litigation than more standard business litigation. Such appeals are expensive and time-consuming, and the outcomes of such appeals are sometimes unpredictable, resulting in increased costs and reduced or delayed revenue.

Finally, Innovate/Protect believes that the more prevalent patent enforcement actions become, the more difficult it will be for Innovate/Protect to license its patents without engaging in litigation. As a result, Innovate/Protect may need to increase the number of its patent enforcement actions to cause infringing companies to license the patent or pay damages for lost royalties. This will adversely affect Innovate/Protect’s operating results due to the high costs of litigation and the uncertainty of the results.

Innovate/Protect may seek to internally develop additional new inventions and intellectual property, which would take time and would be costly. Moreover, the failure to obtain or maintain intellectual property rights for such inventions would lead to the loss of Innovate/Protect’s investments in such activities.

Members of Innovate/Protect’s management team have significant experience as inventors. As such, part of Innovate/Protect’s business may include the internal development of new inventions or intellectual property that Innovate/Protect will seek to monetize. However, this aspect of Innovate/Protect’s business would likely require significant capital and would take time to achieve. Such activities could also distract Innovate/Protect’s management team from its present business initiatives, which could have a material and adverse effect on Innovate/Protect’s business. There is also the risk that Innovate/Protect’s initiatives in this regard would not yield any viable new inventions or technology, which would lead to a loss of Innovate/Protect’s investments in time and resources in such activities.

In addition, even if Innovate/Protect is able to internally develop new inventions, in order for those inventions to be viable and to compete effectively, Innovate/Protect would need to develop and maintain, and it would heavily rely on, a proprietary position with respect to such inventions and intellectual property. However, there are significant risks associated with any such intellectual property Innovate/Protect may develop principally including the following:

•	patent applications Innovate/Protect may file may not result in issued patents or may take longer than Innovate/Protect expects to result in issued patents;

•	Innovate/Protect may be subject to interference proceedings;

•	Innovate/Protect may be subject to opposition proceedings in the U.S. or foreign countries;

•	any patents that are issued to Innovate/Protect may not provide meaningful protection;

•	Innovate/Protect may not be able to develop additional proprietary technologies that are patentable;

•	other companies may challenge patents issued to Innovate/Protect;

•	other companies may have independently developed and/or patented (or may in the future independently develop and patent) similar or alternative technologies, or duplicate Innovate/Protect’s technologies;

•	other companies may design around technologies Innovate/Protect has developed; and

•	enforcement of Innovate/Protect’s patents would be complex, uncertain and very expensive.

Innovate/Protect cannot be certain that patents will be issued as a result of any future applications, or that any of Innovate/Protect’s patents, once issued, will provide Innovate/Protect with adequate protection from competing products. For example, issued patents may be circumvented or challenged, declared invalid or unenforceable, or narrowed in scope. In addition, since publication of discoveries in scientific or patent literature often lags behind actual discoveries, Innovate/Protect cannot be certain that it will be the first to make its additional new inventions or to file patent applications covering those inventions. It is also possible that others may have or may obtain issued patents that could prevent Innovate/Protect from commercializing Innovate/Protect’s products or require Innovate/Protect to obtain licenses requiring the payment of significant fees or royalties in order to enable Innovate/Protect to conduct its business. As to those patents that Innovate/Protect may license or otherwise monetize, Innovate/Protect’s rights will depend on maintaining its obligations to the licensor under the applicable license agreement, and Innovate/Protect may be unable to do so. Innovate/Protect’s failure to obtain or maintain intellectual property rights for Innovate/Protect’s inventions would lead to the loss Innovate/Protect’s investments in such activities, which would have a material and adverse effect on Innovate/Protect’s company.

Moreover, patent application delays could cause delays in recognizing revenue from Innovate/Protect’s internally generated patents and could cause Innovate/Protect to miss opportunities to license patents before other competing technologies are developed or introduced into the market.

New legislation, regulations or court rulings related to enforcing patents could harm Innovate/Protect’s business and operating results.

If Congress, the United States Patent and Trademark Office or courts implement new legislation, regulations or rulings that impact the patent enforcement process or the rights of patent holders, these changes could negatively affect Innovate/Protect’s business model. For example, limitations on the ability to bring patent enforcement claims, limitations on potential liability for patent infringement, lower evidentiary standards for invalidating patents, increases in the cost to resolve patent disputes and other similar developments could negatively affect Innovate/Protect’s ability to assert its patent or other intellectual property rights.

In addition, on September 16, 2011, the Leahy-Smith America Invents Act (or the Leahy-Smith Act), was signed into law. The Leahy-Smith Act includes a number of significant changes to United States patent law. These changes include provisions that affect the way patent applications will be prosecuted and may also affect patent litigation. The U.S. Patent Office is currently developing regulations and procedures to govern administration of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act will not become effective until one year or 18 months after its enactment. Accordingly, it is too early to tell what, if any, impact the Leahy-Smith Act will have on the operation of Innovate/Protect’s business. However, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of Innovate/Protect’s issued patents, all of which could have a material adverse effect on Innovate/Protect’s business and financial condition.

Further, and in general, it is impossible to determine the extent of the impact of any new laws, regulations or initiatives that may be proposed, or whether any of the proposals will become enacted as laws. Compliance with any new or existing laws or regulations could be difficult and expensive, affect the manner in which Innovate/Protect conducts its business and negatively impact Innovate/Protect’s business, prospects, financial condition and results of operations.

Innovate/Protect’s acquisitions of patent assets may be time consuming, complex and costly, which could adversely affect Innovate/Protect’s operating results.

Acquisitions of patent or other intellectual property assets, which are and will be critical to Innovate/Protect’s business plan, are often time consuming, complex and costly to consummate. Innovate/Protect may utilize many different transaction structures in its acquisitions and the terms of such acquisition agreements tend to be heavily negotiated. As a result, Innovate/Protect expects to incur significant operating expenses and will likely be required to raise capital during the negotiations even if the acquisition is ultimately not consummated. Even if Innovate/Protect is able to acquire particular patent assets, there is no guarantee that Innovate/Protect will generate sufficient revenue related to those patent assets to offset the acquisition costs. While Innovate/Protect will seek to conduct confirmatory due diligence on the patent assets Innovate/Protect is considering for acquisition, Innovate/Protect may acquire patent assets from a seller who does not have proper title to those assets. In those cases, Innovate/Protect may be required to spend significant resources to defend Innovate/Protect’s interest in the patent assets and, if Innovate/Protect is not successful, its acquisition may be invalid, in which case Innovate/Protect could lose part or all of its investment in the assets.

Innovate/Protect may also identify patent or other intellectual property assets that cost more than Innovate/Protect is prepared to spend with its own capital resources. Innovate/Protect may incur significant costs to organize and negotiate a structured acquisition that does not ultimately result in an acquisition of any patent assets or, if consummated, proves to be unprofitable for Innovate/Protect. These higher costs could adversely affect Innovate/Protect’s operating results, and if Innovate/Protect incurs losses, the value of its securities will decline.

In addition, Innovate/Protect may acquire patents and technologies that are in the early stages of adoption in the commercial, industrial and consumer markets. Demand for some of these technologies will likely be untested and may be subject to fluctuation based upon the rate at which Innovate/Protect’s licensees will adopt its patents and technologies in their products and services. As a result, there can be no assurance as to whether technologies Innovate/Protect acquires or develops will have value that it can monetize.

In certain acquisitions of patent assets, Innovate/Protect may seek to defer payment or finance a portion of the acquisition price. This approach may put Innovate/Protect at a competitive disadvantage and could result in harm to Innovate/Protect’s business.

Innovate/Protect has limited capital and may seek to negotiate acquisitions of patent or other intellectual property assets where Innovate/Protect can defer payments or finance a portion of the acquisition price. These types of debt financing or deferred payment arrangements may not be as attractive to sellers of patent assets as receiving the full purchase price for those assets in cash at the closing of the acquisition. As a result, Innovate/Protect might not compete effectively against other companies in the market for acquiring patent assets, many of whom have greater cash resources than Innovate/Protect has. In addition, any failure to satisfy Innovate/Protect’s debt repayment obligations may result in adverse consequences to its operating results.

Any failure to maintain or protect Innovate/Protect’s patent assets or other intellectual property rights could significantly impair its return on investment from such assets and harm Innovate/Protect’s brand, its business and its operating results.

Innovate/Protect’s ability to operate its business and compete in the intellectual property market largely depends on the superiority, uniqueness and value of Innovate/Protect’s acquired patent assets and other intellectual property. To protect Innovate/Protect’s proprietary rights, Innovate/Protect relies on and will rely on a combination of patent, trademark, copyright and trade secret laws, confidentiality agreements with its employees and third parties, and protective contractual provisions. No assurances can be given that any of the measures Innovate/Protect undertakes to protect and maintain its assets will have any measure of success.

Following the acquisition of patent assets, Innovate/Protect will likely be required to spend significant time and resources to maintain the effectiveness of those assets by paying maintenance fees and making filings with the United States Patent and Trademark Office. Innovate/Protect may acquire patent assets, including patent applications, which require Innovate/Protect to spend resources to prosecute the applications with the United States Patent and Trademark Office. Further, there is a material risk that patent related claims (such as, for example, infringement claims (and/or claims for indemnification resulting therefrom), unenforceability claims, or invalidity claims) will be asserted or prosecuted against Innovate/Protect, and such assertions or prosecutions could materially and adversely affect Innovate/Protect’s business. Regardless of whether any such claims are valid or can be successfully asserted, defending such claims could cause Innovate/Protect to incur significant costs and could divert resources away from Innovate/Protect’s other activities.

Despite Innovate/Protect’s efforts to protect its intellectual property rights, any of the following or similar occurrences may reduce the value of Innovate/Protect’s intellectual property:

•	Innovate/Protect’s applications for patents, trademarks and copyrights may not be granted and, if granted, may be challenged or invalidated;

•	issued trademarks, copyrights, or patents may not provide Innovate/Protect with any competitive advantages versus potentially infringing parties;

•	Innovate/Protect’s efforts to protect its intellectual property rights may not be effective in preventing misappropriation of Innovate/Protect’s technology; or

•	Innovate/Protect’s efforts may not prevent the development and design by others of products or technologies similar to or competitive with, or superior to those Innovate/Protect acquires and/or prosecutes.

Moreover, Innovate/Protect may not be able to effectively protect its intellectual property rights in certain foreign countries where Innovate/Protect may do business in the future or from which competitors may operate. If Innovate/Protect fails to maintain, defend or prosecute its patent assets properly, the value of those assets would be reduced or eliminated, and Innovate/Protect’s business would be harmed.

Weak global economic conditions may cause infringing parties to delay entering into licensing agreements, which could prolong Innovate/Protect’s litigation and adversely affect its financial condition and operating results.

Innovate/Protect’s business plan depends significantly on worldwide economic conditions, and the United States and world economies have recently experienced weak economic conditions. Uncertainty about global economic conditions poses a risk as businesses may postpone spending in response to tighter credit, negative financial news and declines in income or asset values. This response could have a material negative effect on the willingness of parties infringing on Innovate/Protect’s assets to enter into licensing or other revenue generating agreements voluntarily. Entering into such agreements is critical to Innovate/Protect’s business plan, and Innovate/Protect’s failure to do so could cause material harm to its business.